EXHIBIT 99

March 22, 2002

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549-0408

Ladies and Gentlemen:

This letter is written pursuant to Temporary Note 3T to Article 3 of Regulation S-X.

First Essex Bancorp, Inc. has received a representation letter from Arthur Andersen, LLP (“Andersen”) stating that the audit of the consolidated balance sheets of First Essex Bancorp, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2001, was subject to Anderson’s quality control system for the U.S. accounting and auditing practice in order to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, and availability of national office consultation to conduct the relevant portions of the audit.

Very truly yours,

/s/  Leonard A. Wilson

Leonard A. Wilson

Chairman and

Chief Executive Officer